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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              AETRIUM INCORPORATED

                                       AND

                                  ADVANTEK INC.






                          DATED AS OF NOVEMBER 3, 1997


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I
SALE AND PURCHASE OF ASSETS....................................................1
         1.1      Transfer of Assets...........................................1
         1.2      Excluded Assets..............................................3
         1.3      Obtaining Permits and Licenses...............................3
         1.4      Assumed Liabilities of Buyer.................................4
         1.5      Liabilities Not Assumed......................................4
         1.6      Assignments Requiring Consents...............................5
         1.7      Purchase Price...............................................5
         1.8      Payment of Purchase Price....................................6
         1.9      Allocation of Purchase Price.................................6

ARTICLE II
CLOSING........................................................................7
         2.1      The Closing..................................................7
         2.2      Deliveries of Seller.........................................7
         2.3      Deliveries of Buyer..........................................8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER.......................................8
         3.1      Corporate Organization.......................................8
         3.2      Authorization................................................9
         3.3      Non-Contravention............................................9
         3.4      Consents and Approvals.......................................9
         3.5      Financial Statements.........................................9
         3.6      Absence of Certain Changes or Events........................10
         3.7      Title to Assets.............................................10
         3.8      Real Properties.............................................10
         3.9      Machinery, Equipment, Vehicles and Personal Property........11
         3.10     Inventories.................................................11
         3.11     Warranty and Product Defect or Return Claims................11
         3.12     Accounts Receivable.........................................11
         3.13     Insurance...................................................12
         3.14     Intellectual Property Rights................................12
         3.15     Commitments.................................................12
         3.16     Taxes.......................................................13

         3.17     Employee Benefit Plans......................................13
         3.18     Labor Matters...............................................13
         3.19     Permits and Other Operating Rights..........................13
         3.20     Compliance with Laws........................................13
         3.21     Environment.................................................14
         3.22     Litigation..................................................15
         3.23     Business Generally..........................................15
         3.24     Brokers.....................................................15
         3.25     Accuracy of Information.....................................15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER.......................................16
         4.1      Buyer's Organization........................................16
         4.2      Due Authorization, Execution and Delivery; Effect of
                  Agreement...................................................16
         4.3      Non-Contravention...........................................16
         4.4      Consents....................................................16
         4.5      Litigation..................................................16

ARTICLE V
COVENANTS OF SELLER...........................................................17
         5.1      Cooperation and Assignments.................................17
         5.2      Conduct of Business.........................................17
         5.3      Access......................................................17
         5.4      No Solicitation.............................................17

ARTICLE VI
COVENANTS OF BUYER............................................................18
         6.1      Cooperation and Assumption..................................18

ARTICLE VII
ADDITIONAL COVENANTS..........................................................18
         7.1      Books and Records; Personnel................................18
         7.2      Further Assurances..........................................19
         7.3      Confidentiality Agreement and Noncompetition Covenant of
                  Seller After Closing........................................19
         7.4      Tax Indemnities.............................................20
         7.5      Payment of Retained Liabilities.............................20
         7.6      Seller's Continued Use of the Real Property.................20
         7.7      MRP Support.................................................21

         7.8      Customer Deposit Return.....................................21
         7.9      Use of Seller Personnel.....................................21

ARTICLE VIII
CONDITIONS TO BUYER'S OBLIGATIONS.............................................21
         8.1      Representations, Warranties and Covenants of Seller.........21
         8.2      No Prohibition..............................................21
         8.3      Further Action..............................................22
         8.4      Deliveries..................................................22

ARTICLE IX
CONDITIONS TO SELLER'S OBLIGATIONS............................................22
         9.1      Representations, Warranties and Covenants of Buyer..........22
         9.2      No Prohibition..............................................22
         9.3      Further Action..............................................22
         9.4      Deliveries..................................................22

ARTICLE X
INDEMNIFICATION AND RELATED MATTERS...........................................23
         10.1     Indemnification by Seller...................................23
         10.2     Indemnification by Buyer....................................23
         10.3     Notice of Indemnification...................................23
         10.4     Indemnification Procedure for Third-Party Claims............23
         10.5     Limitation on Indemnification Liabilities...................24
         10.6     Survival of Representations, Warranties and Covenants.......24
         10.7     Exclusive Remedy............................................24

ARTICLE XI
TERMINATION PRIOR TO CLOSING..................................................24
         11.1     Termination.................................................24
         11.2     Effect on Obligations.......................................25

ARTICLE XII
MISCELLANEOUS.................................................................25
         12.1     Entire Agreement............................................25
         12.2     Successors and Assigns......................................25
         12.3     Counterparts................................................25
         12.4     Headings....................................................25

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         12.5     Modifications and Waivers...................................25
         12.6     Broker's Fees...............................................26
         12.7     Expenses....................................................26
         12.8     Notices.....................................................26
         12.9     Governing Law; Consent to Jurisdiction......................27
         12.10    Confidentiality Agreement...................................28
         12.11    Severability................................................28
         12.12    Definition of Seller's Knowledge............................28
         12.13 Disclosure Schedule; Buyer's Knowledge; Effect on Seller Representations and Warranties; Effect of Materiality
                  Qualification...............................................28
         12.14    No Third Party Beneficiaries................................29
         12.15    Rule of Construction........................................29


EXHIBITS

         A - Form of Smith Agreement
         B - Form of Leases Agreement
         C - Closing Balance Sheet Instructions
         D - Form of Opinion of Counsel for Seller E - Form of Opinion of
             Counsel for Buyer

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                                   DEFINITIONS


Defined Term                                                                Page
------------                                                                ----

Allocation Schedule............................................................6
Alternative Transaction.......................................................17
Arbitrator Accountants.........................................................6
Assets.........................................................................1
Assumed Liabilities............................................................4
Authorit(y)(ies)...............................................................9
Business.......................................................................1
Business Confidential Information.............................................19
Buyer..........................................................................1
Closing........................................................................7
Closing Date...................................................................7
Closing Net Asset Value Schedule...............................................6
Code..........................................................................13
Commitment(s).................................................................12
Confidentiality Agreement.....................................................28
Consent(s).....................................................................9
Disclosure Schedule............................................................1
Disposal......................................................................14
Disposed Of...................................................................14
Division.......................................................................1
Effective Date.................................................................2
Employee Benefit Plans........................................................13
Encumbrances...................................................................1
Environmental Laws............................................................15
Environmentally Regulated Materials...........................................14
Equipment......................................................................1
ERISA.........................................................................13
Excluded Assets................................................................3
Financial Statements..........................................................10
Former Real Property..........................................................14
Indemnitee....................................................................23
Indemnitor....................................................................23
Intellectual Property Rights..................................................12
Interests......................................................................5
Inventory......................................................................2
knowledge.....................................................................28
Latest Balance Sheet...........................................................9
Law(s).........................................................................9

Leases Agreement...............................................................4
Litigation....................................................................15
Loss..........................................................................23
Material Adverse Effect........................................................9
Maximum Amount................................................................24
Net Asset Value................................................................6
Prepaid Expenses...............................................................2
Purchase Price.................................................................5
Real Property..................................................................1
Release.......................................................................14
Released......................................................................14
Seller.........................................................................1
Smith Agreement................................................................3
Tax Returns...................................................................20
Taxes.........................................................................20
Threshold Amount..............................................................24

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT, made and entered into this 3rd day of November, 1997, is by and between Advantek Inc., a Missouri corporation ("SELLER"), and Aetrium Incorporated, a Minnesota corporation ("BUYER").

                                    RECITALS:

         FIRST, Seller is engaged through its test handler division (the "DIVISION") in the business of development, manufacture and distribution of test handlers used in the semiconductor industry (the "BUSINESS"); and

         SECOND, Buyer desires to purchase and Seller desires to sell substantially all of the assets of the Division;

         NOW, THEREFORE, in consideration of the recitals and the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:


                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

         1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Sections 1.2 and 1.6 hereof, on the Closing Date (as hereinafter defined), Seller will sell, assign, transfer, and convey to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets, properties, rights, contracts and claims to the extent the same are used in connection with the Business, wherever located, whether tangible or intangible, real, personal or mixed, as the same exist at the Closing (as hereinafter defined) (collectively, the "ASSETS"), free and clear of all liens, security interests, or other encumbrances of any character whatsoever ("ENCUMBRANCES"), except as set forth in the disclosure schedule delivered by Seller to Buyer in connection herewith (the "DISCLOSURE SCHEDULE"). The Assets include, without limitation, the assets, properties, rights, contracts and claims described in the following paragraphs (a) through (k) to the extent the same are used in connection with the Business:

                  (a) Seller's leasehold interests in the real property leased by Seller and operated by the Division, as described in Schedule 3.8 of the Disclosure Schedule (the "REAL PROPERTY");

                  (b) title to, or Seller's leasehold interests in, all the furnishings, furniture, office supplies, vehicles, spare parts, tools, machinery and equipment that are used in the operation of the Business (the "EQUIPMENT");

                  (c) title to, or Seller's leasehold interests in, all fixed assets, other than the Equipment, that are used in connection with the Business;

                  (d) all quantities of inventory, including without limitation raw materials, work-in-process, finished goods, evaluation and leased product and supplies, used in connection with the Business (the "INVENTORY");

                  (e) all accounts receivable accrued in the ordinary course of the Business after October 31, 1997 (the "EFFECTIVE DATE");

                  (f) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products or services of the Business, or affecting the Assets;

                  (g) all rights and interests of Seller in and to patents and patent applications owned by Seller or licensed to Seller by third parties and used in connection with the Business, as listed in the Disclosure Schedule, and all rights and interests of Seller in and to research, development and commercially practiced processes, trade secrets, know-how, inventions and manufacturing, engineering and other technical information, whether owned by Seller or licensed from third parties by Seller, which are used in connection with the Business;

                  (h) all rights and interests of Seller in and to all trademarks, trade names and service marks (other than Seller's name), and registrations and applications for such trademarks, trade names and service marks, used in connection with the Business, as listed in the Disclosure Schedule, and all rights and interests of Seller in and to copyrights, and registrations and applications for such copyrights, used in connection with the Business, as listed in the Disclosure Schedule;

                  (i) all contracts, agreements, arrangements and/or commitments of any kind which relate to the Business or the Assets, including without limitation those contracts listed in the Disclosure Schedule, exclusive, however, of those contracts Buyer elects not to assume pursuant to Section 1.6 hereof;

                  (j) all customer and vendor lists relating to the Business, and all files and documents (including credit information) relating to such customers and vendors, and other business and financial records, files, books and documents relating to the Assets and/or the Business, including without limitation computer programs (including computer modeling programs), manuals and data, sales and advertising materials, sales, distribution and purchase correspondence and trade association memberships relating to the Assets and/or the Business; and

                  (k) all prepaid charges, sums and fees and all rights to refunds pertaining to the Business ("PREPAID EXPENSES").

         1.2 Excluded Assets. Notwithstanding any other terms contained herein, Seller is not hereunder selling, assigning, transferring or conveying to Buyer the following assets, rights and properties (the "EXCLUDED ASSETS"):

                  (a) any cash, depository accounts, certificates of deposit or securities;

                  (b) any accounts or notes receivable accrued on or before the Effective Date;

                  (c) any rights or interest in or to Seller's name;

                  (d) any policies of insurance relating to the Business or the Assets or any rights thereunder;

                  (e) any refunds for income Taxes (as hereinafter defined);

                  (f) the Bridgeport Series 1 machine #2014482J81395-2 with power feed #46486, two (2) hardness testers, one (1) black and white scanner, a DSUCSU hub and related router for telecommunications, and the personal computers and related peripherals currently used by Craig Drake and Mark Blockey;

                  (g) the clean room and all related equipment located therein and the HVAC unit and compressor dedicated thereto;

                  (h) rights to be retained by Seller under the Nathan R. Smith Restrictive Covenant, as amended, as provided under the Assignment and Assumption of Restrictive Covenant Agreement in the form of Exhibit A hereto to be entered into and delivered by the parties at Closing (the "SMITH AGREEMENT");

                  (i) all assets, rights and/or properties related to any Employee Benefit Plan (as hereinafter defined);

                  (j) except as otherwise set forth in the last sentence of
Section 1.6 hereof, any right, title and interest under all leases, contracts, agreements, licenses, permits, exemptions, franchises, variances, waivers, consents, approvals and other authorizations which are not transferable without consent (unless such consent has been obtained); and

                  (k) minute books, stock record books and corporate certificates of authority.

         1.3 Obtaining Permits and Licenses. Seller will assign, transfer or convey to Buyer at the Closing those governmental permits and licenses described in the Disclosure Schedule which are held or used by Seller in connection with the Business and with respect to which any necessary third party consents to assignment have been obtained or which can be assigned without having to obtain the consent of any third party. Subsequent to the Closing, to the extent permitted by law, Seller will have the right to cancel any permits or licenses and any bonds, guarantees or undertakings by Seller now applicable to the Assets or the Business to the extent such is not so assigned or transferred to Buyer pursuant to this Section
1.3 and is not subject to Seller's continuing obligations under Section 1.6 hereof.

         1.4 Assumed Liabilities of Buyer. Subject to Section 1.6 hereof, Buyer will assume and pay, perform and discharge as and when due the following liabilities and obligations, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise on the Closing Date and whether incurred or accruing prior to, on or after the Closing Date, to the extent relating to or arising from the Business ("ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations of Seller not accrued or due for performance as of the Closing Date under all of the Commitments (as hereinafter defined) listed on Schedule 3.15 of the Disclosure Schedule and not excluded under Section 1.5 hereof;

                  (b) all employee vacation and customer deposits and service prepayments related to the Business and accrued and outstanding at Closing and included in the Closing Net Asset Value Schedule (as hereinafter defined);

                  (c) all trade and commission payables accrued in the ordinary course of the Business after the Effective Date and as of the Closing Date;

                  (d) all liabilities and obligations accruing after the Effective Date and to be assumed by Buyer under the Smith Agreement or under the Assignment and Assumption of Leases Agreement in the form of Exhibit B hereto to be entered into and delivered by the parties at Closing (the "LEASES AGREEMENT"); and

                  (e) all warranty and other product liability claims relating to products of the Division and disclosed in the Disclosure Schedule or within the aggregate of up to $10,000 of warranty and other product defect or return claims not required to be disclosed in the Disclosure Schedule or not known to Seller as of the Closing.

         1.5 Liabilities Not Assumed. Except as specifically set forth in
Section 1.4 hereof, Buyer will not assume and will not be liable for any liabilities or obligations of Seller, whether known, unknown, contingent, absolute, determined, indeterminable or otherwise on the Closing Date, whether incurred or accruing prior to, on or after the Closing Date, and whether or not relating to or arising from the Business. Specifically but without limiting the scope of the preceding sentence, Buyer will not assume and will not be liable for any of the following liabilities or obligations of Seller:

                  (a) any liability or obligation under any Employee Benefit Plans (other than for employee vacation accrued and outstanding as of Closing, as provided under Section 1.4(b) hereof);

                  (b) any liability or obligation to be retained by Seller and against which Seller will indemnify Buyer under the Leases Agreement;

                  (c) any liability or obligation under the Sales Representative Agreement dated November 1, 1996 with AIM HIGH-KOREA.

         1.6 Assignments Requiring Consents. Seller will use reasonable efforts, and Buyer will cooperate with Seller, to obtain all non-governmental approvals, consents or waivers necessary to assign to Buyer all leases, contracts, licenses, agreements, sales or purchase orders, commitments, property interests, qualifications or other assets described in Section 1.1 hereof or any claim, right or benefit arising thereunder or resulting therefrom (the "INTERESTS") as soon as practicable; provided, however, that neither Seller nor Buyer will be obligated to pay any consideration therefor (except for filing fees and other ordinary administrative charges which will be paid by Buyer) to the third party from whom such approval, consent or waiver is requested.

         To the extent any of the approvals, consents or waivers referred to above have not been obtained by Seller as of the Closing, Buyer may elect by written notice to Seller to exclude the applicable Interests and liabilities in connection therewith from the Assets and the Assumed Liabilities. In the event Buyer does not make such election, and without limiting the rights of Buyer under this Agreement, Seller will (a) take all reasonable steps necessary to obtain the consent of any such third party, (b) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interests to Buyer so long as Buyer fully cooperates with Seller in such arrangements and promptly reimburses Seller for all payments, charges or other liabilities made or suffered by Seller in connection therewith (provided that nothing herein will require Buyer to make any payment or reimbursement of any consideration for third party consent not agreed to by Buyer (other than filing fees and other ordinary administrative charges)), and (c) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Interests against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the written advice of Buyer). To the extent that Seller enters into lawful arrangements designed to provide the benefits of any Interests as set forth in clause (b) above, such Interests will be deemed to have been assigned to Buyer for purposes of Section
1.1 hereof.

         1.7 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Assets (the "PURCHASE PRICE") will be Two Million One Hundred Thirty Thousand Dollars ($2,130,000) plus the Net Asset Value determined as follows. Promptly after Closing, Buyer and Seller will cooperate to prepare a balance sheet as of the Closing Date of the following: (a) debits will consist of: Prepaid Expenses, Inventory, Equipment and other fixed assets (net of accumulated depreciation), an amount equal to Inventory and Equipment and other fixed assets received after the Effective Date valued at cost, operating expenses accrued in the ordinary course of the Business after the Effective Date, determined consistent with the determination of operating expenses for purposes of the Financial Statements (as hereinafter defined) but exclusive of rent, real estate taxes, accrued vacation, amortization of intangibles, depreciation and the Inventory portion of cost of goods; and

(b) credits will consist of accrued and outstanding employee vacation and customer deposits and service prepayments assumed by Buyer hereunder, aggregate payments received by Seller on the sale or other transfer of property or services of the Division after the Effective Date, trade and commission payables assumed by Buyer hereunder, payroll and payroll taxes paid by Buyer on Seller's behalf and the warranty reserve provided for under Exhibit C hereto. Such balance sheet will be prepared in accordance with the instructions listed on Exhibit C hereto regardless of whether such instructions conform to generally accepted accounting principles or are consistent with Seller's latest annual audited financial statements. Such balance sheet will be prepared by Seller, and Buyer and Buyer's representatives will be provided access to review the workpapers of Seller and full opportunity to raise with Seller any issues Buyer may have with respect to such balance sheet. In the event any such issues raised by Buyer are not resolved by mutual agreement of the parties, such unresolved issues will be submitted to independent certified public accountants mutually acceptable to the parties (the "ARBITRATOR ACCOUNTANTS"), whose decision on any such issues will be final and binding on the parties. The "CLOSING NET ASSET VALUE SCHEDULE" means such balance sheet after resolution as hereinabove provided of all issues raised by Seller with respect thereto. "NET ASSET VALUE" means the net value as of Closing as reported on the Closing Net Asset Value Schedule of the Assets included thereon less the Assumed Liabilities and warranty reserve included thereon. The Net Asset Value as so determined will be binding upon the parties. Buyer and Seller will use their best efforts to cause the Closing Net Asset Value Schedule to be completed and the Net Asset Value to be determined within thirty (30) days after Closing. Buyer and Seller will each bear their respective costs and will share equally any fees of the Accountant Arbitrator incurred in the preparation of the Closing Net Asset Value Schedule and determination of the Net Asset Value as hereinabove provided.

         1.8 Payment of Purchase Price. The Purchase Price will be payable as follows:

                  (a) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) will be paid at Closing to Seller by wire transfer of immediately available funds to accounts designated by Seller prior to Closing.

                  (b) The remainder of the Purchase Price will be paid to Seller by wire transfer of immediately available funds to accounts designated by Seller prior to Closing promptly upon final determination of the Net Asset Value. In the event of any delay in the payment of such remaining Purchase Price, such amount will bear interest from three (3) business days after such date of final determination of the Net Asset Value until paid in full at the annual rate of twelve percent (12%).

         1.9 Allocation of Purchase Price.

                  (a) Buyer will prepare (or cause to be prepared) an allocation (the "ALLOCATION SCHEDULE") of the Purchase Price (plus Assumed Liabilities and Buyer's expenses of the transaction) among the Assets. Such allocation will be made in accordance with Code (as hereinafter defined) Section 1060 and any applicable rules or regulations thereunder. Seller will have the right to review and reasonably approve the Allocation Schedule, and Seller and Buyer will consult and resolve in good faith any issues arising as a result of Seller's review of such Allocation Schedule. Seller and Buyer agree that the fair market value of Equipment and other fixed Assets is not less than the book value thereof for tax purposes, or if less, the book value thereof as determined in accordance with generally accepted accounting principles applied consistent with Seller's past practices.

                  (b) Seller and Buyer (1) will be bound by the allocation contained in the Allocation Schedule for purposes of determining any and all consequences with respect to Taxes of the transactions contemplated herein, (2) will prepare and file all Tax Returns (as hereinafter defined) in a manner consistent with such Allocation Schedule (including Form 8594, "Asset Acquisition Statement"), and (3) will take no position inconsistent with such Allocation Schedule in any Tax Return, any discussion with or proceeding before any tax Authority (as hereinafter defined), or otherwise. In the event that such Allocation Schedule is disputed by any tax Authority, the party receiving notice of such dispute will promptly notify the other party thereof.


                                   ARTICLE II
                                     CLOSING

         2.1 The Closing. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota, at 10:00 a.m. on November 7,1997 or, if later, two (2) business days following the satisfaction or waiver of all of the conditions to the parties' obligations set forth in Articles VIII and IX, unless the parties otherwise mutually agree (the "CLOSING DATE"). Transfers, assignments and assumptions under the Smith and Leases Agreements will be deemed effective immediately after the close of business on the Effective Date. All other matters at the Closing will be considered to take place simultaneously effective immediately after the close of business on the Closing Date and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed.

         2.2 Deliveries of Seller. At the Closing, Seller will deliver the following documents to Buyer:

                  (a) such bills of sale, endorsements, assignments (together with any necessary consents), deeds and other good and sufficient instruments of conveyance and transfer, including without limitation the Smith Agreement and the Leases Agreement, in form and substance reasonably satisfactory to Buyer and its counsel, to vest in Buyer valid legal title to the Assets;

                  (b) resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby by Seller certified by the Secretary of Seller to be complete, correct and as in effect as of the Closing Date;

                  (c) an affidavit to the effect of Section 3.16(b);

                  (d) the certificate required of Seller pursuant to Section 8.1 hereof;

                  (e) an opinion of counsel for Seller, substantially in the form of Exhibit D attached hereto; and

                  (f) any other documents reasonably requested by Buyer, to confirm the accuracy of the representations and warranties and the performance of the agreements of Seller hereunder.

         2.3 Deliveries of Buyer. At the Closing, Buyer will deliver to Seller the following:

                  (a) the Purchase Price to be paid at Closing in accordance with Section 1.8 hereof;

                  (b) such instruments of assumption, including without limitation the Smith Agreement and the Leases Agreement, in form and substance reasonably satisfactory to Seller and its counsel, to constitute an assumption by Buyer of all Assumed Liabilities;

                  (c) resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby by Buyer, certified by the Secretary of Buyer to be complete, correct and as in effect as of the Closing Date;

                  (d) the certificate required of Buyer pursuant to in Section
9.1 hereof;

                  (e) applicable state sales and use tax resale and exemption certificates;

                  (f) the opinion of counsel for Buyer, in the form of Exhibit E attached hereto; and

                  (g) any other documents reasonably requested by Seller, to confirm the accuracy of the representations and warranties and the performance of the agreements of Buyer hereunder.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

         3.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the state of Missouri, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and is duly qualified or licensed to conduct business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by the Division or the conduct of the Business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves, businesses, prospects, customers, customer relations, goodwill or going concern value ("MATERIAL ADVERSE EFFECT") with respect to Seller. Schedule
3.1 of the Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to conduct business and in which the character or location of the properties and assets owned, leased or operated by the Division or the conduct of the Business requires such qualification or licensing.

         3.2 Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed by Seller and constitutes the valid and binding legal obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 Non-Contravention. Except as set forth in Schedule 3.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or be in conflict with any provision of the articles or certificates of incorporation or bylaws of Seller, or (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation or imposition of fees or penalties under, any debt, instrument, agreement, permit or other obligation, commitment or authorization to which Seller is a party or by which Seller or any of Seller's properties or assets used in the Business is or may be bound, or (c) result in the creation or imposition of any Encumbrance upon any property or assets of Seller used in the Business, or (d) violate any treaty, law, rule, regulation, order, judgment or decree (individually and collectively, "LAW(s)") of any foreign, federal, state or local governmental or quasi-governmental administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (individually and collectively, "AUTHORIT(Y)(ies)") to which Seller is subject.

         3.4 Consents and Approvals. Except as set forth in Schedule 3.4 of the Disclosure Schedule, with respect to Seller, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with, any Authority or any individual or other private entity (individually and collectively, "CONSENT(s)") is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         3.5 Financial Statements. Schedule 3.5 of the Disclosure Schedule includes the unaudited balance sheet of the Division as of July 31, 1997 (the "LATEST BALANCE SHEET") and related statements of operations of the Division for the five (5) years then ended (together, the "FINANCIAL STATEMENTS"). The Financial Statements are in accordance with the books and records of Seller pursuant to past practice, and to the belief of Seller fairly represent the balance sheet accounts which are included in the Latest Balance Sheet and the operations for the periods included in the Financial Statements.

         3.6 Absence of Certain Changes or Events. Except as set forth in
Schedule 3.6 of the Disclosure Schedule, since July 31, 1997, Seller has not (a) suffered any damage, destruction or casualty loss resulting in any Material Adverse Effect with respect to the Division, the Business or the Assets or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect with respect to the Division, the Business or the Assets, (b) discharged or incurred any material obligation or liability with respect to the Business, except in the ordinary course of business, (c) entered into any transaction with respect to the Business not in the ordinary course of its business, except as permitted in or contemplated by other Sections of this Agreement, (d) suffered any loss of key employees, sales representatives, distributors, customers, suppliers or other favorable business relationships of the Division, (e) increased the rate or terms of compensation payable or to become payable to any employee of the Division or modified or entered into any Employee Benefit Plan (as hereinafter defined) to increase any bonus, insurance, pension or other employee benefit for any such directors, officers or employees, except increases in compensation or benefits and new hires of employees occurring in the ordinary course of business in accordance with its customary practices (which includes normal periodic performance reviews and related compensation and benefit increases), or (f) sold, otherwise disposed of or encumbered any asset, except sales and other dispositions in the ordinary course of business consistent with past practice of inventory or of other tangible property that has been replaced with property of at least equivalent usefulness to the operation of the Business or that was not material to the operation of the Business.

         3.7 Title to Assets. Seller has good title or a valid lease or license with respect to all Assets (including without limitation all assets reflected on the Latest Balance Sheet, except for such assets consumed or Inventory disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Encumbrances, except (a) as set forth in Schedule
3.7 of the Disclosure Schedule, and (b) mechanics', carriers', workers' or other like liens arising in the ordinary course of the Business with respect to obligations not yet due and payable, liens for current Taxes (as hereinafter defined) not yet due and payable, and other Encumbrances which, individually or in the aggregate, do not have a Material Adverse Effect with respect to the Division, the Business or the Assets.

         3.8 Real Properties.

                  (a) The Real Property is the only real property utilized by the Division. Schedule 3.8 of the Disclosure Schedule sets forth the lease agreements on the Real Property to which Seller is a party or is bound.

                  (b) Except as set forth in Schedule 3.8 of the Disclosure Schedule, to Seller's knowledge the Real Property is in good operating condition and repair, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects.

                  (c) Except as set forth in Schedule 3.8 of the Disclosure Schedule, (1) all certificates of occupancy, permits and licenses of all Authorities having jurisdiction over the Real Property required to have been issued to Seller to enable the Real Property to be lawfully occupied and used for all of the principal purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in effect, (2) to Seller's knowledge the Real Property and its present use conform in all respects to all occupational, safety, health, zoning, planning, subdivision, platting and similar Laws, (3) all public utilities necessary for the use and operation of the Real Property and the facilities located thereon to conduct the Business as currently conducted are available for use or access at the Real Property, and
(4) to Seller's knowledge there is no legal or physical impairment to free ingress to or egress from the Real Property.

                  (d) Except as set forth in Schedule 3.8 of the Disclosure Schedule, Seller has not received any written notice of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

         3.9 Machinery, Equipment, Vehicles and Personal Property. Except as set forth in Schedule 3.9 of the Disclosure Schedule, to Seller's knowledge all items of Equipment which are necessary to the conduct of the Business as currently conducted are in good operating condition and repair and fit for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected. Schedule 3.9 of the Disclosure Schedule sets forth a list of all Equipment leased by or to Seller and each lease thereof.

         3.10 Inventories. Except as set forth in Schedule 3.10 of the Disclosure Schedule, to Seller's knowledge the quality and quantity of all Inventory is consistent with past practice, and the present quantities of all Inventory are in Seller's good faith belief reasonable in the present circumstances of the Business as currently conducted.

         3.11 Warranty and Product Defect or Return Claims. Schedule 3.11 of the Disclosure Schedule sets forth a list of all known pending warranty and other known product defect or return claims against Seller which pertain to the Business and which individually exceed $5,000 in cost of repair parts. Except for those so listed, all known pending warranty and other known product defect or return claims against Seller which pertain to the Business do not exceed in the aggregate $10,000 in cost of repair parts as estimated by Seller in good faith.

         3.12 Accounts Receivable. Schedule 3.12 of the Disclosure Schedule sets forth a list which Seller believes includes all accounts and notes receivable of the Division as of a date within fifteen (15) days of the Closing Date, including balances, aging and information with respect to material amounts in dispute. Seller makes no representation or warranty regarding the creditworthiness of any Division customer.

         3.13 Insurance. Seller maintains fire and other casualty, general liability, theft and workers' compensation insurance coverage related to the Division. Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years, except as described on Schedule 3.13 of the Disclosure Schedule.

         3.14 Intellectual Property Rights. Except as disclosed in Schedule 3.14 of the Disclosure Schedule, (a) Seller owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, service marks, trade names, copyrights, applications for any thereof, trade secrets, know-how and other intellectual property ("INTELLECTUAL PROPERTY RIGHTS") to the extent used in or necessary for the conduct of the Business, (b) to Seller's knowledge the conduct of the Business does not conflict with or infringe on any valid Intellectual Property Rights of others in any way which might result in a Material Adverse Effect with respect to the Division, the Business or the Assets, and (c) to Seller's knowledge no third party has come into conflict with or infringed on any Intellectual Property Rights of Seller related to the Division or the Business. Schedule 3.14 of the Disclosure Schedule sets forth a list of all material United States and foreign patents, trademarks, service marks, trade names and registered copyrights, and applications for any thereof, used by Seller in the conduct of the Business and all licenses to or by Seller of Intellectual Property Rights to the extent Seller uses the same in the conduct of the Business.

         3.15 Commitments. Schedule 3.15 of the Disclosure Schedule contains a list of or cross references to other applicable Schedules of the Disclosure Schedule with respect to all contracts, agreements and other commitments (excluding Excluded Assets) to which Seller is a party or by which Seller or any of its properties is bound and which are individually material to the Business (individually and collectively, the "COMMITMENT(s)"). Schedule 3.15 of the Disclosure Schedule includes a list of all open purchase orders in excess of $5,000 to suppliers of the Division as of a date within fifteen (15) days of the Closing Date, and a list of all open purchase orders and deposits in excess of $5,000 from customers of the Division as of a date within fifteen (15) days from the Closing Date. Except as disclosed in Schedule 3.15 of the Disclosure Schedule, (a) all Commitments are valid and in full force and effect and enforceable against Seller and any other party thereto in accordance with their terms (subject to bankruptcy, insolvency, creditors' rights, equitable considerations and public policy, and except that no representation or warranty is given concerning the availability of specific performance or other equitable remedies), and (b) neither Seller nor to Seller's knowledge any other party thereto is in material default thereunder, nor are there circumstances which with the giving of notice or passing of time or both would constitute a material default thereunder by Seller or any other party thereto, nor has Seller received any notice claiming any such default or circumstance.

         3.16 Taxes.

                  (a) Except as set forth in Schedule 3.16 of the Disclosure Schedule, for purposes of computing Taxes and the filing of Tax Returns, Seller has not failed to treat as "employees" any individual providing services to the Division who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

                  (b) Seller is not a foreign person within the meaning of
Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the
"CODE").

         3.17 Employee Benefit Plans. Schedule 3.17 of the Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (as that term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other plan, practice, policy, procedure, program, arrangement or agreement that is maintained by Seller related to the employment of any present or former director, officer or employee of Seller under which Seller has any present or future obligation or liability (the "EMPLOYEE BENEFIT PLANS"). There has been no act or omission with respect to any Employee Benefit Plan that could result in any liability to Buyer except for employee vacation accrued as of Closing. Neither Seller nor any existing or former subsidiary of Seller has taken any action related to the Division which has or could result in any liability to Buyer under the Worker Adjustment and Retraining Notification Act.

         3.18 Labor Matters. Except as set forth in Schedule 3.18 of the Disclosure Schedule, with respect to the Division: (a) Seller is not obligated by or subject to any collective bargaining agreement or collective bargaining obligation, (b) there are no strikes, slowdowns or picketing against Seller previously experienced or pending, or to Seller's knowledge threatened, nor are there nor have there been any efforts, to Seller's knowledge, to organize any unions or employee associations at the Business, and (c) there are no pending, or to Seller's knowledge threatened, grievances or unfair labor charges.

         3.19 Permits and Other Operating Rights. Except as set forth in
Schedule 3.19 of the Disclosure Schedule, Seller does not require the Consent of any Authority to permit it to operate in the manner in which the Division presently is being operated, and possesses and is in compliance with the requirements of all permits, licenses and other authorizations from all Authorities presently required necessary to permit it to operate the Business in the manner in which it presently is conducted. Each of such permits, licenses and other authorizations is scheduled on Schedule 3.19 of the Disclosure Schedule, and no action is pending to revoke, terminate, modify or restrict any thereof.

         3.20 Compliance with Laws. Except as set forth in Schedule 3.20 of the Disclosure Schedule, to Seller's knowledge Seller has operated and is operating the Business in compliance with all Laws applicable to the Business the failure to comply with which could have, either individually or in the aggregate, a Material Adverse Effect with respect to the Division, the Business or the Assets.

         3.21 Environment.

                  (a) Schedule 3.21 of the Disclosure Schedule lists all environmental studies made by or furnished to Seller relating to the Real Property or any other property formerly owned, leased or operated in connection with the Business by Seller or by any other business entity currently or formerly directly or indirectly controlling, controlled by or under common control with Seller (individually and collectively, "FORMER REAL PROPERTY"), each of which studies has been delivered or made available to Buyer.

                  (b) Except as set forth in Schedule 3.21 of the Disclosure Schedule, neither Seller nor any other business entity currently or formerly directly or indirectly controlling, controlled by or under common control with Seller nor any prior or current other owner or lessee has generated, handled, manufactured, treated, stored, used, transported, or discharged, leaked, pumped, injected, spilled, emitted, dispersed, leached, migrated or otherwise released ("RELEASED" and any thereof being a "RELEASE"), or deposited, placed, buried, dumped or otherwise disposed of ("DISPOSED OF" and any thereof being a "DISPOSAL"), any Environmentally Regulated Materials (as defined below) on, beneath, to, from or about the Real Property or any Former Real Property or been responsible therefor, except for the generation, handling, manufacture, treatment, storage, use, transportation, Release and Disposal, in compliance with all applicable Environmental Laws (as defined below) and other applicable Laws, of such substances used in the ordinary course of the Business.

                  (c) Except as set forth in Schedule 3.21 of the Disclosure Schedule, no Environmentally Regulated Material has been generated, handled, manufactured, treated, stored, used, transported, Released or Disposed Of on, from or off the Real Property or any Former Real Property which may give rise to a clean-up responsibility, personal injury liability or property damage claim against Buyer, or give rise to Buyer being named a potentially responsible party for any such clean-up costs, personal injuries or property damage, or create any cause of action by any third party against Buyer under any Environmental Laws.

                  (d) Except as set forth in Schedule 3.21 of the Disclosure Schedule, Seller has not received any notices or claims of any inquiries, evaluations, investigations, remediations, violations or liabilities relating to Environmentally Regulated Materials or Environmental Laws involving the Real Property or any Former Real Property.

                  (e) Except as set forth in Schedule 3.21 of the Disclosure Schedule, neither the Real Property nor to Seller's knowledge any Former Real Property contains any (1) underground or aboveground storage tanks, (2) asbestos, (3) equipment using PCBs, (4) underground injection wells, or (5) septic tanks into which process waste water or any Environmentally Regulated Materials have been Disposed Of or Released.

                  (f) The term "ENVIRONMENTALLY REGULATED MATERIALS" means any element, compound pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental Laws. The term "ENVIRONMENTAL LAWS" means the National Environmental Policy Act, 42 U.S.C. ss.ss. 4321 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Federal Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. (paragraph). 11001, the Hazard Communication Act ss.ss. 651 et seq., and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136, each as amended, and the regulations thereunder and applicable state and local counterparts.

         3.22 Litigation. Except as set forth in Schedule 3.22 of the Disclosure Schedule, there is no action, order or proceeding, or to Seller's knowledge investigation, in, before or by any court or other Authority or before or by any arbitrator or mediator ("LITIGATION") pending, or to Seller's knowledge threatened, (a) by or against or involving Seller or any of its properties or any of its officers, directors, agents or employees (but only in such capacities) related to the Business, or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby, nor to Seller's knowledge is there any basis therefor.

         3.23 Business Generally. Except as set forth in Schedule 3.23 of the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of Seller which, as it relates directly to the Business, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Business.

         3.24 Brokers. Except as set forth in Schedule 3.24 of the Disclosure Schedule, neither Seller nor any directors, officers or employees thereof, nor any other person acting on behalf of any thereof, has employed any broker, finder or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee in connection with the transactions contemplated hereby, nor is there any basis for any such fee or commission to be claimed by any person or entity.

         3.25 Accuracy of Information. No representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any agreement, instrument, document, certificate, statement or letter furnished or to be furnished to Buyer at the Closing by or on behalf of Seller in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing do or will when made completely and correctly present the information required or purported to be set forth herein or therein.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Buyer's Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         4.2 Due Authorization, Execution and Delivery; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding legal obligations of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and
(b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or be in conflict with any provision of the articles of incorporation or bylaws of Buyer, or (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation or imposition of fees or penalties under, any debt, instrument, commitment, contract or other agreement or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is or may be bound, or (c) result in the creation or imposition of any Encumbrance upon any property or assets of Buyer, or (d) violate any Laws of any Authority to which Buyer is subject.

         4.4 Consents. No Consent from any Authority or any individual or other private entity is required in connection with the execution, delivery or performance by Buyer of this Agreement or the taking of any other action contemplated hereby.

         4.5 Litigation. There is no Litigation pending or, to Buyer's knowledge, threatened which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

                                    ARTICLE V
                               COVENANTS OF SELLER

         From and after the date hereof and until the Closing Date, Seller hereby covenants and agrees with Buyer as follows:

         5.1 Cooperation and Assignments. Seller will use its reasonable efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as are required in order to enable Seller to effect the transactions contemplated hereby, and otherwise will use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof, provided that Seller will not be obligated to incur any liability or expense in connection therewith, except the cost and expense of its employees, agents and representatives engaged in such efforts or as otherwise expressly set forth herein.

         5.2 Conduct of Business. Except as otherwise may be contemplated by this Agreement or any of the documents listed in the Disclosure Schedule and except as Buyer otherwise may consent to in writing (which consent will not be unreasonably withheld), in consultation with Buyer Seller will (a) operate the Business in the ordinary course in all material respects, (b) use its reasonable efforts to preserve the Business as a whole intact, (c) use its reasonable efforts to continue in effect all material existing policies of insurance (or comparable insurance) with third-party carriers of or relating to the Business,
(d) use its reasonable efforts to keep available the services of the present officers, employees and agents of the Business, (e) use its reasonable efforts to preserve its relationships with its material suppliers, customers, licensors and licensees and others having material business dealings with it such that the Business will not be substantially impaired, and (f) not take any action which would result in a breach of the representations and warranties contained in
Section 3.6 or otherwise contained in Article III as though made on and as of the Closing Date.

         5.3 Access. Seller will provide Buyer with such information as Buyer from time to time reasonably may request with respect to the Business and to personnel of Seller and the transactions contemplated by this Agreement, and will permit Buyer and its representatives reasonable access, during regular business hours and upon reasonable notice, to the properties, books and records of the Business and to personnel of Seller, as Buyer from time to time reasonably may request.

         5.4 No Solicitation. Seller will not and will cause its directors, officers, employees, agents and representatives not to encourage, solicit, initiate or enter into, directly or indirectly, any discussions or negotiations concerning any disposition (through a sale of assets, sale of stock, merger, consolidation, exchange or otherwise) of all or substantially all of the assets or capital stock of Seller or the Division (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any nonpublic information concerning the Business or the assets or capital stock of Seller to any third party in connection with any transaction or proposed transaction involving the acquisition of the assets or capital stock of Seller or the Division by any third party (any such proposed disposition being hereinafter referred to as an "ALTERNATIVE TRANSACTION").

                                   ARTICLE VI
                               COVENANTS OF BUYER

         From and after the date hereof and until the Closing Date, Buyer hereby covenants and agrees with Seller as follows:

         6.1 Cooperation and Assumption. Buyer will use its reasonable efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as are required in order to enable Buyer to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof, provided that Buyer will not be obligated to incur any liability or expense in connection therewith, except the cost and expense of its employees and representatives engaged in such efforts or as otherwise expressly set forth herein.


                                   ARTICLE VII
                              ADDITIONAL COVENANTS

         7.1 Books and Records; Personnel. For a period of seven (7) years after the Closing (or such longer period as may be required by any governmental agency or ongoing Litigation or in connection with any administrative proceeding):

                  (a) Buyer will not dispose of or destroy any of the business records and files of the Business. If Buyer wishes to dispose of or destroy such records and files after that time, it will first give thirty (30) days' prior written notice to Seller and Seller will have the right, at its option and expense, upon prior written notice to Buyer within such thirty (30) day period, to take possession of the records and files within sixty (60) days after the date of Seller's notice to Buyer.

                  (b) Buyer will allow Seller and its representatives access, when there is a legitimate business purpose not injurious to Buyer, to all business records and files of the Business which are transferred to Buyer in connection herewith, during regular business hours and upon reasonable notice at Buyer's principal place of business or at any location where such records are stored, and Seller will have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying will be had or done in such a manner so as not to interfere with the normal conduct of Buyer's business or operations.

                  (c) Buyer will make available to Seller, upon written request and at Seller's expense, personnel of the Business to assist Seller in locating and obtaining records and files of the Business or whose assistance or participation is reasonably required by Seller in anticipation of, or preparation for, existing or future Litigation, tax return preparation or other matters in which Seller or any of its affiliates are involved and which is related to the Business, provided that Buyer will not be obligated to provide such personnel to the extent that Buyer, in its reasonable discretion, believes that such assistance would adversely affect the operations of the Business.

         7.2 Further Assurances. At any time or from time to time after the Closing Date, either party will, at the request of the other party and at such other party's expense, execute and deliver any further instruments or documents and take all such further action as such party reasonably may request in order to consummate and make effective the transactions contemplated by this Agreement.

         7.3 Confidentiality Agreement and Noncompetition Covenant of Seller After Closing.

                  (a) From and after the Closing Date, except as otherwise consented to by Buyer in writing, (1) Seller will not directly or indirectly disclose or use in a manner adverse to Buyer any Business Confidential Information (as defined below) except as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (2) Business Confidential Information will be the exclusive property of Buyer and, any time on or after the Closing Date, if requested by Buyer, Seller will promptly deliver to Buyer all Business Confidential Information, including all copies thereof, which are in the possession, or under the control, of Seller or any of its agents or representatives, without making or retaining any copies or extracts thereof, and (3) if Seller or any of its agents or representatives receives a request to disclose all or any part of Business Confidential Information, Seller will (A) immediately notify Buyer of the existence, terms and circumstances surrounding such request, (B) consult with Buyer on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at Buyer's cost and expense, exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which Buyer so designates.

                  (b) "BUSINESS CONFIDENTIAL INFORMATION" means any and all information solely relating to the management, operations, finances, products, trade secrets, technology or services of the Business, including but not limited to any and all financial data, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information solely relating to the Business, whether written, oral or computer generated, other than such information from and after such time as it may be or become lawfully available to the general public through no fault of Seller or lawfully received by Seller from a third party having rights to disseminate such information without restriction..

                  (c) Seller covenants that for a period of five (5) years after Closing, it will not, and will cause each of its affiliates not to, directly or indirectly, as an owner, operator, employee, agent, consultant or otherwise, be involved in any business which competes with the Business or which solicits the employment of any personnel employed by the Division on or within six (6) months prior to the Closing Date, other than those individuals listed in Schedule 7.3 of the Disclosure Schedule. Buyer covenants that for a period of five (5) years after Closing, it will not, and will cause each of its affiliates not to, directly or indirectly, as an owner, operator, employee, agent, consultant or otherwise, be involved in any business which solicits the employment of any individual listed in Schedule 7.3 of the Disclosure Schedule.

                  (d) The covenants and undertakings contained in this Section
7.3 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.3 may cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, Buyer may be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Seller and such other persons as the court orders.

         7.4 Tax Indemnities. Seller will indemnify and hold harmless Buyer from and against any and all claims with respect to net or gross income, profits, windfall profits, franchise, gross receipts, premium, sales, use, ad valorem, service, service use, license, lease, occupation, employment, withholding, excise, transfer, real and personal property, customs, duties and other taxes, charges and levies and all interest, penalties, assessments and deficiencies with respect thereto ("TAXES") relating to the Division, the Business or the Assets for all periods ending on or before Closing, and for any period including Closing with respect to that portion of such period ending on Closing, including without limitation with respect to all tax and information reports, returns, declarations, statements and related documents required to be filed with any Authority ("TAX RETURNS") by it regarding such Taxes, exclusive only of any sales or use Taxes that may become due on the sale of Assets hereunder. Buyer will indemnify and hold harmless Seller from and against any and all claims with respect to any sales or use Taxes that may become due on the sale of Assets hereunder.

         7.5 Payment of Retained Liabilities. Seller will pay all liabilities and obligations related to the Business and not assumed by Buyer, including without limitation trade payables, commissions, royalties and employee payroll and payroll Taxes, promptly when due consistent with past practice of the Division, provided that such liabilities and obligations will not be included in the calculation of Net Asset Value.

         7.6 Seller's Continued Use of the Real Property. As provided in Exhibit B hereto, Seller will be allowed continued use of the clean room and adequate space for continued packaging activity in the Real Property for the remainder of the current lease term of the Real Property ending March 31, 1998 free of charge, provided that Seller will be responsible at its cost for any damage or injury resulting from the acts or omissions of Seller, its employees, agents or invitees, to maintain the clean room in the manner required under the lease of the Real Property and to surrender the clean room and related area in the condition required under the lease of the Real Property, including without limitation any necessary repairs resulting from Seller's removal of clean room and related equipment retained by Seller hereunder, in order to avoid any charge to Buyer as a result of such condition.

         7.7 MRP Support. Seller will provide or cause to be provided to Buyer, free of charge, system support no more than one (1) day per week, inclusive of both telephone and on site support, for the continued operation of the Division's ProLogic MRP system until March 31, 1998. Seller will take all necessary action, at Seller's expense and free of charge to Buyer, for Buyer to receive a license to the ProLogic MRP system for the twelve (12) months immediately following Closing, subject to a fifteen (15) user limitation and other conditions as set forth in Schedule 3.4(a) of the Disclosure Schedule.

         7.8 Customer Deposit Return. In the event that Buyer does not receive a firm purchase order from Elmos Elektronik GmbH for a 1000 Series or 3000 Series test handler by November 1, 1998, Buyer will promptly thereupon pay to Seller $76,800 as an adjustment to the Purchase Price to reverse the customer deposit in such amount included as a liability on the Closing Net Asset Value Schedule. In the event Buyer makes such payment to Seller, Seller will thereafter be liable for and will indemnify Buyer against any claim by Elmos Elektronik GmbH for any deposit made with respect to the Business on or before the Closing Date.

         7.9 Use of Seller Personnel. In addition to the covenants under Section 7.2, Seller will make Craig Drake and Mark Blockey available to Buyer for consulting on the Business two (2) days per week each, at mutually agreeable times, for each of the first four (4) weeks following Closing. Additional consulting time from such individuals reasonably requested by Buyer will be provided by Seller, at mutually agreeable times, at a rate of $100 per hour.


                                  ARTICLE VIII
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to consummate the purchase of the Assets under this Agreement will be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

         8.1 Representations, Warranties and Covenants of Seller. Seller will have complied in all material respects with all of their agreements and covenants contained herein to be performed at or prior to the Closing Date, and all the representations and warranties of Seller contained herein will be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date). Buyer will have received a certificate of Seller, dated as of the Closing Date and signed by each of Seller's personnel named in Section 12.12 hereof, certifying as to the fulfillment of the conditions set forth in this Section 8.1.

         8.2 No Prohibition. No statute, rule or regulation or order of any court or other Authority will be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

         8.3 Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that are required in order to enable Buyer to consummate the transactions contemplated hereby will have been obtained (except where the failure to obtain any such consents, approvals, authorizations, exemptions and waivers would not have a Material Adverse Effect with respect to the Business).

         8.4 Deliveries. Seller will have made or caused to be made delivery to Buyer of the items set forth in Section 2.2 hereof.


                                   ARTICLE IX
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to consummate the sale of the Assets under this Agreement will be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions:

         9.1 Representations, Warranties and Covenants of Buyer. Buyer will have complied in all material respects with all of its agreements and covenants contained herein to be performed at or prior to the Closing Date, and all of the representations and warranties of Buyer contained herein will be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that such representations and warranties were made as of a specified date (and as to such representations and warranties the same continue on the Closing Date to have been true as of the specified date). Seller will have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Section 9.1.

         9.2 No Prohibition. No statute, rule or regulation or order of any court or other Authority will be in effect which prohibits Seller from consummating the transactions contemplated hereby.

         9.3 Further Action. All consents, approvals, authorizations, exemptions and waivers from third parties that are required in order to enable Seller to consummate the transactions contemplated hereby will have been obtained (except where the failure to obtain any such actions, consents, approvals, authorizations, exemptions and waivers would not have a Material Adverse Effect with respect to the Business).

         9.4 Deliveries. Buyer will have made or caused to be made delivery to Seller of the items set forth in Section 2.3 hereof.

                                    ARTICLE X
                       INDEMNIFICATION AND RELATED MATTERS

         10.1 Indemnification by Seller. Subject to the provisions of this
Article X, Seller will indemnify and hold harmless Buyer and each director, officer, employee, stockholder, partner or affiliate thereof from and against any and all damages, loss, cost or expense (including reasonable attorney's fees and expenses actually incurred) (collectively, "LOSS") suffered by reason of, arising out of or resulting from (a) any misrepresentation or breach of warranty made by Seller in or pursuant to this Agreement (other than, with respect to any such director, officer or employee who is an officer or director of Seller on the date of this Agreement, any such misrepresentation or breach of warranty known to such officer or director on the Closing Date), (b) any failure by Seller to fulfill any covenants or agreements under this Agreement, or (c) any and all liabilities of Seller not expressly assumed by Buyer hereunder, or third party claims therefor.

         10.2 Indemnification by Buyer. Buyer will indemnify and hold harmless Seller and its officers and directors from and against any and all Loss suffered by reason of, arising out of or resulting from (a) any misrepresentation or breach of warranty made by Buyer in or pursuant to this Agreement, (b) any failure by Buyer to fulfill any covenants or agreements under this Agreement, or
(c) any and all Assumed Liabilities, or third party claims therefor.

         10.3 Notice of Indemnification. In the event any legal proceeding is threatened or instituted or any claim or demand is asserted by any person (including a party hereto) in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article X, the party seeking indemnification (the "INDEMNITEE") will promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "INDEMNITOR"). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement will state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

         10.4 Indemnification Procedure for Third-Party Claims. In the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor will have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnitee may settle any such proceeding without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award has been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement has been consummated, or the Indemnitee and the Indemnitor have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee will forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor will pay all of the sums so owing to the Indemnitee by wire transfer, certified or bank cashier's check within thirty
(30) days after the date of such notice.

         10.5 Limitation on Indemnification Liabilities. The indemnifications in favor of Buyer contained in Section 10.1(a) hereof will not be effective until the aggregate dollar amount of all losses, liabilities, damages or expenses (including reasonable attorneys' fees) indemnified against under such Section exceeds Two Hundred Thousand Dollars ($200,000) (the "THRESHOLD AMOUNT"), and then only to the extent such aggregate amount exceeds the Threshold Amount; provided, however, that indemnifications with respect to representations and warranties of Seller under Sections 3.7 and 3.21 are not subject to the foregoing restriction and will not be aggregated against the Threshold Amount. The aggregate liability of Seller under Section 10.1(a) hereof is limited to Four Hundred Thousand Dollars ($400,000) (the "MAXIMUM AMOUNT"); provided, however, that indemnifications with respect to representations and warranties of Seller under Sections 3.7 and 3.21 are not subject to the foregoing restriction and will not be aggregated against the Maximum Amount.

         10.6 Survival of Representations, Warranties and Covenants. The representations and warranties made in this Agreement and the covenants and agreements contained herein to be performed or complied with at or prior to the Closing Date will survive for twelve (12) months after the Closing Date, and no legal action or arbitration proceeding may be commenced thereafter with respect to any alleged breach thereof.

         10.7 Exclusive Remedy. Except for equitable relief as provided under
Section 7.3, the exclusive remedy available to a party hereto in respect of the matters covered by Section 10.1 or Section 10.2 hereof is to proceed in the manner and subject to the limitations contained in this Article X.


                                   ARTICLE XI
                          TERMINATION PRIOR TO CLOSING

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Buyer and Seller; or

                  (b) by either Seller or Buyer in writing (provided the conditions to such party's obligations stated in the applicable sections of
Article VIII or IX are not then satisfied or waived) if the Closing has not occurred on or before November 7, 1997; or

                  (c) by either Seller or Buyer in writing, if there is in effect a non-appealable order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

         11.2 Effect on Obligations. Termination of this Agreement pursuant to this Article will terminate all obligations of the parties hereunder, provided, however, that termination pursuant to clause (b) of Section 11.1 hereof will not relieve any defaulting or breaching party from any liability to the other party hereto, and provided, further, that the provisions of this Section 11.2 and
Article XII will survive termination of this Agreement.


                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule delivered pursuant hereto) constitutes the entire agreement of the parties with respect to the matters provided for herein and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by the parties hereto.

         12.2 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto, except that Buyer may, at its election, assign its rights under this Agreement to any direct or indirect wholly-owned subsidiary. Notwithstanding the foregoing, no assignment of this Agreement or any of the rights or obligations hereof by Buyer will relieve Buyer of its obligations under this Agreement to Seller and, upon any such assignment, the representations, warranties, covenants and agreements contained in this Agreement will be deemed to have been made by Buyer's assignee as well as by Buyer. Any attempted assignment of this Agreement contrary to the terms hereof will be null and void and of no force or effect.

         12.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

         12.4 Headings. The headings of the articles and sections of this Agreement are included for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction hereof.

         12.5 Modifications and Waivers. No waiver of any of the terms or conditions of this Agreement or any right hereunder will be effective unless given in a signed writing by the party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement or any rights hereunder will be deemed to or will constitute a waiver of any other provisions hereof or rights hereunder (whether or not similar). No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.

         12.6 Broker's Fees. Each of the parties hereto represents and warrants to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold harmless Buyer from and against any and all liability to which Buyer may be subjected by reason of any broker's or finder's fee with respect to the transactions contemplated hereby to the extent such fee is attributable to any action undertaken by or on behalf of Seller. Buyer will indemnify and hold harmless Seller from and against any and all liability to which Seller may be subjected by reason of any broker's or finder's fee with respect to the transaction contemplated hereby to the extent such fee is attributable to any action undertaken by or on behalf of Buyer.

         12.7 Expenses. Seller will pay all costs and expenses incurred by or on behalf of Seller, and Buyer will pay all costs and expenses incurred by or on behalf of it, in connection with this Agreement, the negotiations in connection herewith, and the transactions contemplated hereby, including without limitation fees and expenses of their respective brokers, finders, financial consultants, accountants and counsel.

         12.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party will be in writing and delivered personally or by telephonic facsimile transmission or sent by registered or certified mail, postage prepaid (and if by telephonic facsimile transmission with a copy sent by mail), if to Seller to:

                  Advantek Inc.
                  5801 Clearwater Drive
                  Minnetonka, Minnesota 55343
                  Attn: Tim Cowen
                  Facsimile No.: (612) 938-0724

                  with a copy to:
                  Siegel-Robert, Inc.
                  12837 Flushing Meadows Drive
                  St. Louis, Missouri 63131
                  Attn: Halvor B. Anderson
                  Facsimile No.: (314) 965-2452
                  if to Buyer to:

                  Aetrium Incorporated
                  2350 Helen Street
                  North St. Paul, Minnesota 55109
                  Attn: Joseph C. Levesque
                  Facsimile No.: (612) 773-4263

                  with a copy to:

                  Oppenheimer Wolff & Donnelly
                  3400 Plaza VII Building
                  45 South Seventh Street
                  Minneapolis, Minnesota 55402
                  Attn: Thomas C. Thomas
                  Facsimile No.: (612) 344-9376

or at such other address for a party as may be specified by like notice. Any notice which is delivered personally or by telephonic facsimile transmission in the manner provided herein will be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided will be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

         12.9 Governing Law; Consent to Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of the state of Minnesota applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. Each of Buyer and Seller irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court of the state of Minnesota or in the United States District Court for the District of Minnesota. Each of Buyer and Seller by the execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each of Buyer and Seller further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 12.8 hereof. Each of Buyer and Seller hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

         12.10 Confidentiality Agreement.

                  (a) Buyer and Seller have entered into a Confidentiality Agreement dated August 27, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement is incorporated herein by reference.

                  (b) The provisions of the Confidentiality Agreement will lapse and be of no further force or effect upon Closing.

         12.11 Severability. If any provision hereof is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

         12.12 Definition of Seller's Knowledge. For purposes of this Agreement, "KNOWLEDGE" of Seller means knowledge actually possessed by Tim Cowen, Howard Marschel, Craig Drake or Mark Blockey and such knowledge as would have or should have come to the attention of said individuals in the course of reasonable inquiry and the preparation and negotiation of this Agreement and related Disclosure Schedule.

         12.13 Disclosure Schedule; Buyer's Knowledge; Effect on Seller Representations and Warranties; Effect of Materiality Qualification. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty of Seller made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any schedule of the Disclosure Schedule will constitute disclosure only for purposes of such schedule's counterpart section herein, and will not constitute disclosure for purposes of any other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement. No disclosure whatsoever during Buyer's due diligence investigation of Seller will constitute an enlargement or restriction of the warranties or representations of Seller hereunder or exceptions thereto beyond those specifically set forth in this Agreement and the Disclosure Schedule. No representation or warranty of Seller will be deemed waived in whole or part, and no Loss resulting from the breach thereof will be reduced, by reason of the fact that Buyer or its representatives knew or should have known on or before the Closing Date that such representation or warranty is or might be inaccurate in any respect. If any representation or warranty of Seller that is qualified by materiality (including a Material Adverse Effect) is breached after giving effect to such materiality qualification, then Loss resulting from such breach includes all Loss resulting from such breach from first dollar as if there were no such materiality qualification.

         12.14 No Third Party Beneficiaries. Except as expressly permitted by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

         12.15 Rule of Construction. The parties hereto acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                             AETRIUM INCORPORATED


                                          By (illegible signature)
                                             -----------------------------------
                                             Its President


                                             ADVANTEK INC.


                                          By (illegible signature)
                                             -----------------------------------
                                             Its President

                                    COVENANT


The undersigned hereby agrees to be bound by and comply with, and to cause each business entity directly or indirectly under its control to be bound by and comply with, the provisions of Section 7.3 of this Agreement as if the undersigned and each such other business entity were the Seller thereunder. Any claim under this covenant may be brought only pursuant to the provisions of
Section 12.9 of this Agreement, and the undersigned will be bound by the provisions of Section 10.7 and 12.9 of this Agreement as fully as if a party thereto, the undersigned's service address for purposes thereof being that of Seller pursuant to Section 12.8 of this Agreement.


                                               SIEGEL-ROBERT, INC.

                                       By: (illegible signature)
                                          --------------------------------------

                                       Its: CEO
                                          --------------------------------------

                                                                       Exhibit A

                ASSIGNMENT AND ASSUMPTION OF RESTRICTIVE COVENANT
                                    AGREEMENT


THIS ASSIGNMENT AND ASSUMPTION OF RESTRICTIVE COVENANT AGREEMENT, dated effective October 31, 1997, is by and between Advantek Inc. ("SELLER") and Aetrium Incorporated ("BUYER") pursuant to an Asset Purchase Agreement dated as of October __, 1997 by and between such parties (the "PURCHASE AGREEMENT").

In consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used in this Agreement which are not otherwise defined herein have the respective meanings ascribed to such terms in the Purchase Agreement.

2. Assignment and Assumption. Seller hereby assigns to Buyer all of Seller's rights accruing after the date hereof, and Buyer hereby assumes and agrees to pay and perform all of Seller's liabilities and obligations accruing or becoming due for performance after the date hereof, in, to and under that certain Restrictive Covenant Not To Compete dated September 21, 1992 by and between Seller and Nathan R. Smith, as amended by that certain First Amendment to Restrictive Covenant Not To Compete dated October 27, 1994 (together, the "RESTRICTIVE COVENANT"), subject to the following provisions:

         a. Neither party will have any right to waive or otherwise affect the rights of the other party with respect to the Restrictive Covenant. Specifically but without limitation, Seller will have no right to waive or otherwise affect the rights of Buyer with respect to any breach of the Restrictive Covenant by Nathan R. Smith after the date hereof or the rights of Buyer not to make payments under the Restrictive Covenant as a result of any breach of the Restrictive Covenant by Nathan R. Smith on or before the date hereof, and Buyer will have no right to waive or otherwise affect the rights of Seller, including without limitation for recovery of amounts paid by Seller under the Restrictive Covenant or the rights of Seller not to make payments under the Restrictive Covenant or for liquidated damages, as a result of any breach of the Restrictive Covenant by Nathan R. Smith.

         b. In the event any claim under the Restrictive Covenant is commenced in any court or before any arbitrator by or against either party, such party will notify the other party of such claim, keep the other party informed of such proceeding, and at the other party's election give such party an opportunity to join in such proceeding.

3. Further Assistance. At any time and from time to time, the parties hereto will promptly execute and deliver any and all further instruments and documents and will take such further action or actions as either of them may reasonably deem necessary to effect the purposes of this Agreement.

4. No Rights in Third Parties. Nothing in this Agreement is intended to confer upon any person other than Seller and Buyer, or their permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5. Amendment. No amendment or waiver of any provision of this Agreement will be effective unless the same is in writing and executed by both of the parties hereto.

6. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Seller and Buyer, and their respective successors and assigns.

7. No Additional Representations or Warranties. The Purchase Agreement includes all representations and warranties with respect to the Restrictive Covenant made by Seller to Buyer, and no further such representations or warranties are made hereunder.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


                                               ADVANTEK INC.


                                            By:
                                               ---------------------------------
                                               Its President


                                               AETRIUM INCORPORATED


                                             By:
                                               ---------------------------------
                                               Its Chief Executive Officer

                                                                       Exhibit B

                  ASSIGNMENT AND ASSUMPTION OF LEASES AGREEMENT


THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENT, dated effective October 31, 1997, is by and between Advantek Inc. ("SELLER") and Aetrium Incorporated ("BUYER") pursuant to an Asset Purchase Agreement dated as of October __, 1997 by and between such parties (the "PURCHASE AGREEMENT").

In consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used in this Agreement which are not otherwise defined herein have the respective meanings ascribed to such terms in the Purchase Agreement.

2. Assignment and Assumption. Seller hereby assigns to Buyer all of Seller's rights accruing after the date hereof, and Buyer hereby assumes and agrees to pay and perform all of Seller's liabilities and obligations accruing or becoming due for performance after the date hereof, in, to and under that certain Sublease dated December 16, 1996 by and between Ceridian Corporation ("CERIDIAN") as sublessor and Seller as sublessee, as amended by Amendment to Sublease dated December 12, 1996 by and between such parties (the "SUBLEASE"), the Sublease being made under that certain Indenture of Lease dated April 9, 1993 by and between St. Paul Properties, Inc. ("ST. PAUL PROPERTIES") as lessor and Ceridian as lessee (the "LEASE"), and in, to and under that certain Sub-Sublease dated January 1, 1997 by and between Seller as sub-sublessor and Specialty Lab, Inc. as sub-sublessee (the "SUB-SUBLEASE"), subject to the following provisions:

         a. Buyer's obligations under Article 6 of the Lease for "the maintenance, repair and replacement, if necessary, of heating, air conditioning fixtures, equipment, and systems, all lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks" (the referenced Article 6 obligation hereinafter referred to as the "MAINTENANCE OBLIGATION") will be limited to (1) ordinary periodic maintenance, exclusive of painting, repairs or replacements (other than replacement of consumables), (2) maintenance, repair and/or replacement necessitated by the negligent or wilfully wrongful acts or omissions of Buyer, its employees, agents or invitees, and (3) maintenance, repair and/or replacement to the extent covered under any Buyer insurance policy. All other obligations under the Maintenance Obligation will be retained by Seller and Seller will indemnify and hold harmless Buyer from any claims with respect thereto, including without limitation any claims under Article 29 of the Lease resulting from the failure to perform such obligations.

         b. All obligations under Article 41 of the Lease will be retained by Seller and Seller will indemnify and hold harmless Buyer from any claims with respect thereto, including without limitation any claims under Article 29 of the Lease resulting from the failure to perform such obligations.

         c. Seller will be allowed continued use of the clean room and adequate space for continued packaging activity in the premises demised under the Lease and Sublease for the remainder of the current lease term of the Sublease ending March 31, 1998 free of charge, provided that Seller will be responsible at its cost for any damage or injury resulting from the acts or omissions of Seller, its employees, agents or invitees, to maintain the clean room in the manner required under the Lease and to surrender the clean room and related area in the condition required under Article 29 of the Lease, including without limitation any necessary repairs resulting from Seller's removal of clean room and related equipment retained by Seller under the Purchase Agreement, in order to avoid any charge to Buyer as a result of such condition.

3. Further Assistance. At any time and from time to time, the parties hereto will promptly execute and deliver any and all further instruments and documents and will take such further action or actions as either of them may reasonably deem necessary to effect the purposes of this Agreement.

4. No Rights in Third Parties. Nothing in this Agreement is intended to confer upon any person other than Seller and Buyer, or their permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5. Amendment. No amendment or waiver of any provision of this Agreement will be effective unless the same is in writing and executed by both of the parties hereto.

6. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Seller and Buyer, and their respective successors and assigns.

7. No Additional Representations or Warranties. The Purchase Agreement includes all representations and warranties with respect to the Lease, the Sublease and the Sub-Sublease and the premises demised thereunder made by Seller to Buyer, and no further such representations or warranties are made hereunder.

8. Assignment of Sublease. The parties have entered into an Assignment of Sublease on this date with St. Paul Properties, Inc. and Ceridian (the "ASSIGNMENT") to facilitate the consent of St. Paul Properties and Ceridian to the assignment of the Sublease to Buyer. To the extent that the terms of this Agreement and the Assignment vary, the terms of this Agreement govern as between Seller and Buyer.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.


                                               ADVANTEK INC.


                                            By:
                                               ---------------------------------
                                               Its President


                                               AETRIUM INCORPORATED


                                             By:
                                               ---------------------------------
                                               Its Chief Executive Officer

                                                                       Exhibit C

                  CLOSING NET ASSET VALUE SCHEDULE INSTRUCTIONS


The Closing Net Asset Value Schedule will be prepared in accordance with the following instructions regardless of whether such instructions conform to generally accepted accounting principles or are consistent with Seller's latest annual audited financial statements:

1. A physical inventory of Inventory will be taken by Seller with Buyer's participation as of the Effective Date. In the event the physical inventory does not correspond with the Effective Date, the parties will agree on appropriate procedures to bring the physical inventory forward or back to the Effective Date. Except as otherwise provided herein, Inventory will be valued at the lower of cost or market as of the Effective Date.

2. The M-1000T, #1015 handler in the engineering lab returned from National will be valued at $40,000.

3. The TR-1000T, #1029 handler under lease to Phillips will be valued at an amount that would result in a 50% gross margin against selling price net of lease payment credit if sold to Phillips on the Effective Date. Any prepaid lease payments as of the Effective Date will be included as an Assumed Liability on the Closing Net Asset Value Schedule.

4. The original 3000 handler prototype will be valued at the lower of cost or market of the camera system included in the handler as of the Effective Date.

5. Work in process and finished goods handlers will be valued at: (a) material at lower of cost or market as of the Effective Date, plus (b) actual direct labor as of the Effective Date (not to exceed $10,000 multiplied by percentage completion for TR-1000 and M-1000, and $12,000 multiplied by percentage completion for TR-1400), plus (c) overhead equal to the direct labor value determined under (b).

6.       Engineering lab parts will be valued at cost as of the Effective Date.

7. The two 3000 handlers in the engineering lab will be valued at amounts respectively that would result in 50% gross margins at probable selling price as mutually determined by the parties, multiplied by percentage of completion as of the Effective Date.

8. Prepaid services under the maintenance contract with Level One Communications, Inc. will be valued as an Assumed Liability of $2,587.50.

9.       Prepaid Expenses will consist of prepaid rent as of the Effective Date.

10. The warranty reserve to be included as a liability on the Closing Net Asset Value Schedule will be $50,000.

11. Equipment and other fixed Assets will be valued at their depreciated net book value as of the Effective Date in accordance with GAAP on a basis consistent with Seller's latest annual audited financial statements.

12.      The Elmos Elektronik GmbH customer deposit will be valued at $76,800.

13. Accrued vacation will be the aggregate of the number of vacation days payable to Division employees to be employed by Buyer multiplied by the applicable current pay rate of such employees, determined on the basis as if such employees terminated employment with Seller on the Closing Date.

                                                                       Exhibit D

                      FORM OF OPINION OF COUNSEL FOR SELLER


         At the Closing, Buyer will receive an opinion from counsel for Seller, dated the Closing Date and substantially to the effect that:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the state of Missouri, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by the Division or the conduct of the Business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller. Schedule 3.1 of the Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to do business and in which the character or location of the properties and assets owned, leased or operated by the Division or the conduct of the Business requires such qualification or licensing.

                  (b) Seller has all requisite corporate power and authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller of the Agreement and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary corporate action. The Agreement has been duly and validly executed by Seller and constitutes the valid and binding legal obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (1) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Except as set forth in the Schedule 3.3 of the Disclosure Schedule, neither the execution, delivery and performance of the Agreement nor the consummation of the transactions contemplated thereby will (1) violate or be in conflict with any provision of the articles or certificates of incorporation or bylaws of Seller, or (2) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, instrument, agreement, permit or other obligation, commitment or authorization known to such counsel to which Seller is a party or by which Seller or any of Seller's properties or assets is or may be bound, or (3) to such counsel's knowledge result in the creation or imposition of any Encumbrance upon any property or assets of Seller, or (4) violate any treaty, law, rule or regulation, or any order, judgment or decree known to such counsel, of any Authority to which Seller is subject.

                  (d) Except as set forth in Schedule 3.4 of the Disclosure Schedule, with respect to Seller, no Consent of any Authority, or to such counsel's knowledge any individual or other private entity, is required in connection with the execution, delivery or performance of the Agreement by Seller or the consummation by Seller of the transactions contemplated thereby.

                  (e) To such counsel's knowledge, except as set forth in
         Schedule 3.22 of the Disclosure Schedule, there is no Litigation pending or threatened (1) by or against or involving Seller or any of its properties or any of its officers, directors, agents or employees (but only in such capacities) related to the Business, or (2) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by the Agreement.

                                                                       Exhibit E

                      FORM OF OPINION OF COUNSEL FOR BUYER

         At the Closing, Seller will receive an opinion from counsel for Buyer, dated the Closing Date and substantially to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby.

                  (b) The execution, delivery and performance by Buyer of the Agreement and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding legal obligations of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability (1) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Neither the execution, delivery and performance of the Agreement nor the consummation of the transactions contemplated thereby will (1) violate or be in conflict with any provision of the articles of incorporation or bylaws of Buyer, or (2) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, instrument, commitment, contract or other agreement or obligation known to such counsel to which Buyer is a party or by which Buyer or any of its properties or assets is or may be bound, or (3) to such counsel's knowledge result in the creation or imposition of any Encumbrance upon any property or assets of Buyer, or (4) violate any treaty, law, rule or regulation, or any order, judgment or decree known to such counsel, of any Authority to which Buyer is subject.

                  (d) No Consent from any Authority, or to such counsel's knowledge any individual or other private entity, is required in connection with the execution, delivery or performance by Buyer of the Agreement or the taking of any other action contemplated thereby.

                  (e) To such counsel's knowledge, there is no Litigation pending or threatened which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by the Agreement.